Exhibit 15-18
November 8, 2005
DTE Energy Company
Detroit, Michigan
We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of DTE Energy Company and subsidiaries for the periods ended September 30, 2005 and 2004, as indicated in our report dated November 8, 2005; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, is incorporated by reference in the following Registration Statements:

Form	Registration Number

Form S-3	333-99955
Form S-3	333-109591
Form S-3	333-74338
Form S-3	333-113300
Form S-4	333-89175
Form S-8	333-61992
Form S-8	333-62192
Form S-8	333-00023
Form S-8	333-47247
Form S-8	333-109623
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/S/ DELOITTE & TOUCHE LLP
Detroit, Michigan